EXHIBIT 99

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                     International Display Works Announces
                         First Quarter Financial Results

            - Revenues Increase 91% to $9.8 million with Earnings of
                            $.02 per Diluted Share -

                             FOR IMMEDIATE RELEASE
                             ---------------------

For additional information contact:
Steve Kircher                               or       Matthew Hayden, President
CEO, International DisplayWorks, Inc.                Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

ROCKLIN, Calif., -- March 15, 2004-- International  DisplayWorks,  Inc. (OTC/BB:
IDWK), a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's first quarter of fiscal 2004, the period ended January 31, 2004.

First Quarter Highlights:
       |X|  Revenues up 91 % on the same quarter last year
       |X|  Gross profit increased 59 %
       |X|  Operating income increased seven-fold to $736,000
       |X| Net income increased to $621,000, or $0.02 per share (fully diluted) |X| Successfully raised $5m through a private placement in the quarter |X| Company completes quarter with $3.7 m cash balance vs. $1.2 million at the end of fiscal 2003
       |X| Negotiated a new global asset based credit line with Wells Fargo Business Credit Inc replacing and expanding upon our two existing lines for implementation next quarter

For the quarter, revenues were $9.8 million, an increase of 91 percent on the $5.1 million reported for the first quarter of fiscal 2003. The Company's gross profit increased 59 percent to $2.4 million compared to a gross profit of $1.4 million for the same period a year ago and operating expenses were $1.6 million compared to $1.4 million. Operating expenses as a percent of revenue decreased to 16.8 percent for the first quarter of 2004, compared to 27.4 percent for last years' first quarter. The Company reported operating income of $736,000, compared to operating income of $89,000 for the same period a year ago. Net income was $621,000, or $0.02 per diluted share, compared with net income of $25,000, or $0.00 per diluted share for the same period last year.

"In recent years, we have focused our marketing activities on attracting higher volume, globally recognized international customers; these activities have paid significant dividends during the first quarter," commented Steve Kircher, chief executive officer of International DisplayWorks, Inc. "With the implementation and execution of our plan, we have expanded our customer base and sustained a substantial increase in revenues with improvement in every major region of the world we serve. Indeed, our revenue distribution was more evenly distributed in this quarter than last year's first quarter, including noteworthy increases in the United States and China. We have recently been focusing on developing new LCD technologies and assemblies which include Chip-On-Glass, color displays and TFT assemblies, three relatively new display product areas for IDW which we believe will experience significant demand from our existing customers and the market place and which carry higher Average Selling Prices (ASP's) and associated margins. We have already begun installing the necessary equipment to produce additional Chip-On-Glass assemblies and we are in the process of ordering and preparing for the installation of our color line. We expect to introduce color displays and TFT assemblies by this summer. I am pleased to report the significantly improved results for the first quarter, and look forward to continued improvement through the rest of the year."

The Company completed the first quarter with a strengthened balance sheet, reporting $3.7 million in cash and equivalents, more than double the $1.2 million reported as of October 31, 2003. The Company completed a $5 million private placement during the first quarter, strengthening the balance sheet and providing the additional capital to fund our expansion. The Company finished the quarter with a current ratio of 1.37 to 1. During the quarter, the Company also negotiated a $5 million asset-based credit line with Wells Fargo Business Credit, Inc., adding $3 million in additional facilities to finance working capital at more favorable terms.

Ian Bebbington, the Company's chief financial officer, commented, "In addition to the private placement the improved financial performance has solidified our balance sheet improving our ability to attract additional working capital finance. Management carefully monitored our expenses during the quarter, leveraging the strong increase in sales to yield increased profitability. Operating expenses as a percent of revenue declined sharply. We will continue to vigilantly manage expenses, as we look toward ongoing growth and profitability."

Mr. Kircher concluded, "We plan to submit our application for the NASDAQ small-cap market this week and believe that achieving this milestone would help increase both the visibility and liquidity of our common stock."

Management will discuss the results in a conference call today at 4:15 p.m. Eastern Standard Time. Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until March 22, 2004. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. The pass code for the replay is 4580962. A web cast of the conference call is available at the International DisplayWorks website at http://www.idwlcd.com/ until April 15, 2004.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customers including OEMs and ODMs. IDW owns 270,000 square feet of manufacturing facilities in the

People's Republic of China (PRC) and employs approximately 1,800 people. Sales offices are located in Rocklin, CA, Ann Arbor, MI, Hong Kong, the United Kingdom and Shenzhen, PRC. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.


                                TABLES TO FOLLOW

                INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (In thousands, except share and per share data)

                                                      Three Months Ended
                                                          January 31,
                                                --------------------------------
                                                     2004              2003
                                                --------------    --------------
Net Revenues                                    $        9,796      $     5,121
Cost of Revenues                                         7,418            3,629
                                                --------------    --------------

   Gross Profit                                          2,378            1,492
General & Admin. Expenses                                1,106              754
Sales, marketing and customer service                      394              503
Engineering, advanced design and
   product management                                      142              146
Operating income                                           736               89
Income before income taxes                                 621               25
   Provision for income taxes                                -                -
                                                --------------    --------------
Net Income                                      $          621      $        25
                                                ==============    ==============


Basic Earnings Per Share                        $         0.03      $     (0.00)
                                                ==============    ==============

Diluted Earnings Per Share                      $         0.02      $     (0.00)
                                                ==============    ==============

Basic Weighted Average Shares                       22,819,624       19,321,213
                                                 ==============   ==============

Diluted Weighted Average Shares                     25,523,436       19,246,253
                                                 ==============   ==============



                                                 BALANCE SHEET HIGHLIGHTS
                                                      (in thousands)

                                                   1/31/04        10/31/03
                                             ----------------------------------
Cash and Investments                               $ 3,744        $ 1,178
Other Current Assets                                10,841          8,086
                                             ----------------------------------
  Total Current Assets                              14,585          9,264
Net Property & Equipment                             5,244          4,796
                                             ----------------------------------
  Total Assets                                     $20,007        $14,060
                                             ==================================

Current Liabilities                                $10,229        $7,959
Shareholders' Equity                                 9,375         4,224
                                             ----------------------------------
  Total Liabilities and Equity                     $20,007        $14,060
                                             ----------------------------------

                                             ----------------------------------
Outstanding Shares                              24,688,508     20,984,913
                                             ==================================